Exhibit 14.3

SALLES, SAINZ – GRANT THORNTON, S.C.

Consent of Independent Registered Public Accounting Firm

In connection with the filing with the U.S. Securities and Exchange Commission  ("SEC"), of Amendment No. 1 to the Annual Report on Form 20-F of Pointer Telocation Ltd. ("Pointer"), for the year ended December 31, 2011,we consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-111019, 333-126257, 333-143399 and 333-167144) and related Prospectus and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Stock Option Plan of Pointer Telocation Ltd., of our report dated January 25, 2008, with respect to the financial statements of Pointer Recuperación de México, S.A de C.V, included in the Annual Report (Form 20-F) of Pointer, for the year ended December 31, 2011, filed with the SEC.

/s/ SALLES, SAINZ – GRANT THORNTON, S.C. By Rogelio Avalos, CPA
Mexico City, Mexico
April 23, 2012